Exhibit 4.2

STOCKHOLDERS AGREEMENT

By and Among

THE AZEK COMPANY INC.,

ARES CORPORATE OPPORTUNITIES FUND IV, L.P.

AND

ONTARIO TEACHERS’ PENSION PLAN BOARD

Dated as of [●], 2020

-i-

SECTION 7.09 Section and Other Headings	14

SECTION 7.10 Counterparts	14

SECTION 7.11 Waiver of Jury Trial	14

SECTION 7.12 Entire Agreement	14

SECTION 7.13 Further Assurances	15

-ii-

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2020 (the “Effective Date”), is by and among The AZEK Company Inc. (successor to CPG Newco LLC), a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund IV, L.P., a Delaware limited partnership (“Ares”), and Ontario Teachers’ Pension Plan Board (“OTPP”) (each of Ares and OTPP, individually, a “Sponsor” and, together, the “Sponsors”).

RECITALS

WHEREAS, the Company is currently contemplating an underwritten initial public offering of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of the pricing of the IPO (as defined below), the Company and the Sponsors wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01 Definitions. The terms set forth below have the following meanings as used in this Agreement:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Agreement” has the meaning set forth in the preamble.

“Ares” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Capital Stock” with respect to any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Change of Control” shall be deemed to occur if:

(i) at any time, the Company shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding equity interests of the Company’s wholly-owned, direct subsidiary, CPG International LLC, a Delaware limited liability company; or

(ii) any person or “group” other than the Permitted Holders or any underwriter participating in the IPO, shall have acquired beneficial ownership of more than 35% of the outstanding shares of Class A Common Stock and the percentage of the outstanding shares of Class A Common Stock so held by such person or “group” is greater than the percentage of the outstanding shares of Class A Common Stock beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders. For purposes of determining the percentage of Class A Common Stock held by any person, group or the Permitted Holders (beneficially or otherwise) in the immediately preceding sentence, share count shall be calculated on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested. Notwithstanding anything to the contrary in this definition, a Change of Control shall not be deemed to occur if, in the case of clause (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board. Notwithstanding the preceding sentence or any provision of Rule 13d-3 of the Exchange Act (as in effect on September 30, 2013), (i) a person or “group” shall not be deemed to beneficially own securities (1) subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement or (2) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement and (ii) if any “group” includes one or more Permitted Holders, any issued and outstanding Class A Common Stock beneficially owned, directly or indirectly, by any Permitted Holders that are a part of such “group” shall not be treated as being beneficially owned by any other member of such “group” for purposes of determining whether a Change of Control has occurred. The terms “group”, “beneficially owned” and “beneficial ownership” for the purpose of this “Change of Control definition shall have the meanings given those terms in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on September 30, 2013, and the term “person” shall not include any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Coordination Period” has the meaning set forth in Section 5.04.

“Effective Date” has the meaning set forth in the preamble.

“IPO” means the Company’s underwritten public offering of Class A Common Stock that results in the shares of Class A Common Stock that are sold in such public offering being listed on the New York Stock Exchange, the NASDAQ Stock Market or any other securities exchange.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any government entity, quasi-governmental entities or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or by any stock exchange authority.

“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Notified Sponsor” has the meaning set forth in Section 5.02.

“Notifying Sponsor” has the meaning set forth in Section 5.02.

“OTPP” has the meaning set forth in the preamble.

“Permitted Holder” means any of: (a) the Sponsors and any of their Affiliates; (b) funds or partnerships managed or advised by either of the Sponsors and any of their Affiliates (but not including any of their portfolio companies); (c) the Sponsor Designees; (d) family members or trusts of any person listed in clauses (a) and (c); and (e) any person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any of the persons listed in clauses (a), (c) and (d) so long as the persons described in clauses (a), (c) and (d) form the majority in interest of any group formed in accordance with this clause (e).

“Permitted Transferee” shall mean any Affiliate of Ares or OTPP, as the case may be. Any Permitted Transferee of Ares shall be bound by the terms of this Agreement and treated as Ares for all purposes of this Agreement. Any Permitted Transferee of OTPP shall also be bound by the terms of this Agreement and treated as OTPP for all purposes of this Agreement.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality of such government.

“Private Block Transfer” means a Transfer of shares of Common Stock pursuant to Sections 4(a)(i) or 4(d) of the Securities Act or pursuant to any other exemption (other than Rule 144) under the Securities Act.

“Related Person” with respect to any Person means: (a) an Affiliate of such Person; (b) any investment manager, investment advisor or general partner of such Person; (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person; and (d) any equity investor, partner, member or manager of such Person. Notwithstanding the previous sentence, no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“Rule 144 Transfer” means a Transfer of shares of Common Stock pursuant to Rule 144.

“Sale Notice” has the meaning set forth in Section 5.02.

“Securities Act” means the Securities Act of 1933.

“Significant Action” has the meaning set forth in Section 4.01.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Designees” has the meaning set forth in Section 3.02(a).

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

SECTION 1.02 Rules of Construction. Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to “dollars” or “$” shall mean dollars in lawful currency of the United States of America. References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. References to a Section or paragraph shall be to a Section or paragraph of this Agreement unless otherwise indicated. Any agreement, instrument, law or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments to and instruments incorporated in such agreement, instrument, or statute, as applicable. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties severally represents and warrants to each of the other parties as follows:

(a) Authority; Enforceability. Such party: (i) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement; and (ii) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

(b) Consent. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date of this Agreement, in connection with (i) the execution or delivery of this Agreement or (ii) the consummation of any of the transactions contemplated by this Agreement.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 Size and Composition. From and after the Effective Date, (1) for so long as it owns more than 5% of the then outstanding shares of Common Stock, each Sponsor shall: (i) vote or otherwise give such Sponsor’s consent in respect of all shares of Common Stock (whether now owned or hereafter acquired) owned by such Sponsor, and (ii) take all other appropriate action; and (2) the Company shall take all necessary and desirable actions (subject to any applicable securities exchange or equivalent listing requirements), including at each annual or special meeting of the stockholders of the Company called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, to cause:

(a) the bylaws of the Company to provide that the authorized number of directors on the Board shall be not less than three and not more than thirteen;

(b) the election to the Board of any Sponsor Designees designated by the Sponsors in accordance with Section 3.02; and

(c) the removal from the Board of any director elected in accordance with clause (b) above, with or without cause, upon the written request of the Sponsor that designated such director (or, in the case of a jointly nominated Sponsor Designee pursuant to Section 3.02(b)(i), upon the written request of each of the Sponsors).

SECTION 3.02 Sponsor Designees.

(a) The Sponsors shall have the right, but not the obligation, to nominate to the Board (such nominees, the “Sponsor Designees”) (subject to their election by the stockholders of the Company):

(i) for so long as the Sponsors collectively own 50% or more of the then outstanding shares of Common Stock, the greater of up to (A) six directors and (B) the number of directors comprising a majority of the Board; and

(ii) for so long as the Sponsors collectively own less than 50% of the then outstanding shares of Common Stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of the Board, rounded to the nearest whole number) equal to the product of (x) the authorized number of directors on the Board times (y) a fraction, the numerator of which is the total number of shares of Common Stock collectively owned by the Sponsors, and the denominator of which is the total number of shares of Common Stock then outstanding. Notwithstanding the previous sentence, in the event that any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, (x) such Sponsor shall not have the right to nominate any Sponsor Designees; (y) the shares of outstanding Common Stock owned by such Sponsor shall be excluded from any numerator for purposes of calculating the amounts set forth in clauses (i) and (ii) of this Section 3.02(a); and (z) the right to nominate Sponsor Designees in accordance with this Section 3.02 shall only be available to the Sponsor that owns the applicable percentage of shares of Common Stock.

(b) For purposes of this Section 3.02, each Sponsor shall nominate one half of the aggregate number of Sponsor Designees. Notwithstanding the previous sentence, in the event that:

(i) the number of Sponsor Designees is odd, the Sponsors shall jointly nominate one Sponsor Designee, and each Sponsor shall nominate one half of the remainder of such Sponsor Designees, except that in the event that any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, such Sponsor shall not have the right to nominate any Sponsor Designees; and

(ii) any Sponsor owns more than 5%, but less than or equal to 10%, of the then outstanding shares of Common Stock, one Sponsor Designee shall be nominated by such Sponsor, and the remainder of the Sponsor Designees shall be nominated by the other Sponsor.

(c) If any Sponsor has nominated less than the total number of Sponsor Designees such Sponsor is entitled to nominate pursuant to this Section 3.02, such Sponsor shall have the right, at any time, to nominate such additional number of Sponsor Designees to which it is entitled. In such event, the directors of the Company shall take all necessary action to: (i) increase the size of the Board as required to enable such Sponsor to so nominate such additional Sponsor Designees; and (ii) designate such additional Sponsor Designees nominated by such Sponsor to fill such newly-created vacancy or vacancies, as applicable.

(d) For purposes of this Section 3.02 and Article IV below, each Sponsor shall be deemed to own all shares of Common Stock owned by such Sponsor’s Affiliates.

ARTICLE IV

MATTERS REQUIRING SPONSOR CONSENT

SECTION 4.01 Matters Requiring Sponsor Consent. For so long as the Sponsors collectively own at least thirty percent (30%) of the then outstanding shares of Common Stock, neither the Company nor any of its subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 4.01 (each, a “Significant Action”) without the prior written approval of each of the Sponsors. Notwithstanding the previous sentence, in the event that either Sponsor owns less than ten percent (10%) of the then outstanding shares of Common Stock, (x) the shares of Common Stock owned by such Sponsor shall be excluded from the numerator for purposes of calculating the thirty percent (30%) threshold and (y) Significant Actions shall not require the prior written approval of such Sponsor owning less than ten percent (10%) of the then outstanding Common Stock:

(a) merging or consolidating with or into any other Person, or transferring all or substantially all assets of the Company and its subsidiaries, taken as a whole, to another entity, or undertaking any transaction that would constitute a Change of Control, other than, in each case, transactions among the Company and its wholly-owned subsidiaries;

(b) (i) entering into any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly owned subsidiaries), recapitalization, reorganization or contract with any other Person (other than a wholly owned subsidiary), (ii) the acquisition of any securities or assets of another Person (other than a wholly owned subsidiary of the Company), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a fair market value, or for a purchase price, in excess of $75.0 million, or (iii) the exercise of any ownership rights in respect of any of the foregoing in this Section 4.01(b);

(c) Transferring assets of the Company or its subsidiaries in any transaction or series of related transactions (other than any Transfer of assets of any wholly owned subsidiary of the Company to the Company or any of the Company’s other wholly owned subsidiaries), in each case other than (i) inventory sold in the ordinary course of business, or (ii) any Transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $75.0 million;

(d) guaranteeing, assuming, incurring or refinancing indebtedness for borrowed money by the Company or any of its subsidiaries (including indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, the Company or such subsidiary, and indebtedness secured by a lien encumbering any asset acquired by the Company or any such subsidiary) or the pledge of, or granting of a security interest in, any of the assets of the Company or any of its subsidiaries in excess of $100.0 million in any 12-month period (other than trade indebtedness incurred in the ordinary course of business by the Company and its subsidiaries);

(e) issuing Capital Stock of the Company or the Company’s subsidiaries other than (i) issuances to the Company or any of the Company’s wholly owned subsidiaries or (ii) pursuant to an equity compensation plan approved by the Company’s stockholders or a majority of the directors on the Board designated by the Sponsors pursuant to Section 3.02;

(f) terminating the employment of the Chief Executive Officer of the Company or hiring or designating a new Chief Executive Officer of the Company;

(g) entering into any transactions, agreements, arrangements or payments (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement) with (i) either of the Sponsors (or their Affiliates or Related Persons) (other than transactions in which a Sponsor or an Affiliate or Related Person of a Sponsor becomes a lender under a credit facility, indenture or other form of indebtedness with institutional lenders of the Company or any of its subsidiaries, including replacements or refinancings of such indebtedness), (ii) any officer, director or employee of the Company or any subsidiary of the Company (other than in the ordinary course of business as part of travel advances, relocation advances or salary) or (iii) any other Person who beneficially owns greater than or equal to ten percent (10%) of the Common Stock then outstanding (including such Person’s Affiliates), in each case that are material or involve aggregate payments or receipts in excess of $500,000;

(h) amending, modifying, waiving or repealing (whether by merger, consolidation or otherwise) any provision of the certificate of incorporation, the bylaws or equivalent organizational documents of the Company or any of the Company’s subsidiaries in a manner that adversely affects either of the Sponsors;

(i) commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any of its subsidiaries in any form of transaction, making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case, or taking the conversion of an involuntary case to a voluntary case, or consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-Material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such subsidiary is no longer desirable in the conduct of the business of the Company or any of its Material Subsidiaries; and

(j) subject to Section 3.02, increasing or decreasing the size of the Board; and

(k) entering into of any agreement to do any of the foregoing.

SECTION 4.02 Controlled Company.

(a) The Sponsors acknowledge and agree that, (i) by virtue of this Agreement, they are acting as a “group” within the meaning of the New York Stock Exchange (the “NYSE”) rules as of the date hereof, and (ii) by virtue of the combined voting power of Class A Common Stock held by the Sponsors representing more than 50% of the total voting power of the Class A Common Stock outstanding as of the date of the pricing of the IPO (the “Pricing Date”), the Company qualifies as a “controlled company” within the meaning of NYSE rules as of the Pricing Date.

(b) So long as the Company qualifies as a “controlled company” for purposes of NYSE rules, the Company will elect to be a “controlled company” for purposes of NYSE rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Company ceases to qualify as a “controlled company” for purposes of NYSE rules, the Sponsors and the Company will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with NYSE rules as then in effect within the timeframe for compliance available under such rules.

SECTION 4.03 Permitted Disclosure.

(a) Each Sponsor Designee designated by Ares is permitted to disclose to Ares and its Affiliates information about the Company and its Affiliates that he or she receives as a result of being a director, subject to his or her fiduciary duties under Delaware law. Each Sponsor Designee designated by OTPP is permitted to disclose to OTPP and its Affiliates information about the Company and its Affiliates that he or she receives as a result of being a director, subject to his or her fiduciary duties under Delaware law.

ARTICLE V

SPONSOR TRANSFER RESTRICTIONS

SECTION 5.01 Rule 144 Transfer Restrictions. After the closing of the IPO, and prior to the expiration of the Coordination Period, no Sponsor shall Transfer any or all of its shares of Common Stock pursuant to Rule 144, other than in compliance with Sections 5.02 and 5.03. Notwithstanding anything to the contrary contained in this Agreement, either Sponsor may Transfer any of its shares of Common Stock to a Permitted Transferee without restriction or the consent of the other Sponsor.

SECTION 5.02 Rule 144 Transfer Procedures. Following the closing of the IPO, and prior to the expiration of the Coordination Period, either Sponsor intending to Transfer any of its shares of Common Stock in a Rule 144 Transfer or a Private Block Transfer (such Sponsor, the “Notifying Sponsor”) shall provide the other Sponsor (the “Notified Sponsor”) with at least five (5) business days’ prior written notice (via electronic mail, facsimile or otherwise in accordance with Section 7.01) (a “Sale Notice”) of the Notifying Sponsor’s intention to effect such a Transfer. Each Sale Notice shall specify the earliest time at which the Notifying Sponsor intends to commence such a Transfer and the number of shares of Common Stock proposed to be Transferred by the Notifying Sponsor in such Transfer. The Sale Notice is intended to permit the Sponsors electing to Transfer shares of Common Stock held by them at such time to coordinate the timing and process for Transferring such shares of Common Stock in an orderly fashion. Upon receipt of the Sale Notice by the Notified Sponsor, the Notified Sponsor shall have the right to participate in the contemplated Transfer by Transferring its shares of Common Stock up to a number equal to (x) the number of shares of Common Stock proposed to be Transferred by the Notifying Sponsor in such Transfer multiplied by (y) a fraction, the numerator of which shall be the number of shares of Common Stock owned by the Notified

Sponsor immediately following the closing of the IPO and the denominator of which shall be the aggregate number of shares of Common Stock owned by both Sponsors immediately following the closing of the IPO; it being understood that if such product is fractional, it shall be rounded down to the nearest whole number. The Notified Sponsor must provide the Notifying Sponsor with written notice of the Notified Sponsor’s intention to participate in such Transfer within three (3) business days of receipt of the Sale Notice.

SECTION 5.03 Rule 144 Transfer Volume Limitations. For any given measurement period applicable to the measurement of the volume limitation applicable pursuant to Rule 144(e) under the Securities Act, no Sponsor shall be permitted to effect Rule 144 Transfers in excess of its pro rata share of all shares of Common Stock that may be Transferred pursuant to Rule 144 by the Sponsors in the aggregate during the applicable measurement period. Each Sponsor’s pro rata share shall be calculated as the number of shares of Common Stock owned by such Sponsor immediately following the closing of the IPO divided by the aggregate number of shares of Common Stock owned by both Sponsors immediately following the closing of the IPO. In the event either Sponsor wishes to Transfer shares of Common Stock pursuant to Rule 144 in excess of such number, such Sponsor must receive written consent from the other Sponsor prior to effecting such Transfer.

SECTION 5.04 Coordination Period. The restrictions set forth in this Article V shall terminate at such time when either Sponsor owns less than 5% of the then-outstanding shares of Common Stock (the “Coordination Period”).

ARTICLE VI

INFORMATION

SECTION 6.01 Books and Records; Access. The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles. For so long as a Sponsor has at least one of its respective Sponsor Designees serving as a director of the Board, the Company shall, and shall cause its subsidiaries to, permit such Sponsor whose Sponsor Designee is then serving as a director and such Sponsor Designee’s respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of the Company’s subsidiaries and to discuss the affairs, finances and condition of the Company or any of the Company’s subsidiaries with the officers of the Company or any the Company’s subsidiaries. For the avoidance of doubt, each Sponsor shall lose the right to Company information granted under this Section 6.01 if such Sponsor owns less than five percent (5%) of the then-outstanding shares of Common Stock. Subject to Section 6.02, any Sponsor (and any party receiving information from a Sponsor) who shall receive information shall maintain the confidentiality of such information. Taking into account the “common interest” and joint defense doctrine as may be applicable that would permit the sharing of potentially privileged information without a resulting waiver, the Company shall not be required under this Section 6.01 to disclose any privileged information where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to such Sponsor or Sponsors without the loss of any such privilege and has notified such Sponsor or Sponsors that such information has not been provided.

SECTION 6.02 Sharing of Information. Individuals associated with the Sponsors may from time to time serve on the Board or the equivalent governing body of the Company’s subsidiaries. The Company, on its behalf and on behalf of its subsidiaries, recognizes that such individuals: (i) will from time to time receive non-public information concerning the Company and its subsidiaries; and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 6.01) share such information with other individuals associated with the applicable Sponsor. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors (or members of the governing body of any subsidiary) and enabling the Sponsors, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its subsidiaries, irrevocably consents to such sharing.

SECTION 6.03 Certain Reports. So long as a Sponsor Designee is then serving as a director, the Company shall deliver or cause to be delivered to the Sponsors whose Sponsor Designees are then serving as directors, as applicable, at their request: (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries, and (ii) such other reports and information as may be reasonably requested by the Sponsors, as applicable. Notwithstanding the previous sentence but taking into account both the common interest and joint defense doctrine that permits the sharing of privileged information without waiver, the Company shall not be required to disclose any privileged information of the Company where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to such Sponsor or Sponsors without the loss of any such privilege and has notified such Sponsor or Sponsors that such information has not been provided.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Notices. Except as otherwise specified in this Agreement, all notices and other communications required or permitted hereunder shall be in writing. Such notices and other communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger, facsimile transmission or electronic mail and shall be given to such party at its address or facsimile number set forth on the signature pages to this Agreement or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 7.01. Notwithstanding the previous sentence:

(a) unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 7.01, any notice required to be delivered to Ares shall be properly delivered if delivered to:

Ares Corporate Opportunities Fund IV, L.P.

c/o ACOF Operating Manager IV, LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Fax: (310) 201-4157

Attention: Eric Waxman, Brian Klos and Natasha Li

Email: ewaxman@aresmgmt.com; bklos@aresmgmt.com;

nli@aresmgmt.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Fax: 1-310-712-8800

Attention: Rita-Anne O’Neill

Email: oneillr@sullcrom.com

(b) unless otherwise specified by OTPP in a notice delivered by OTPP in accordance with this Section 7.01, any notice required to be delivered to OTPP shall be properly delivered if delivered to:

Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 3rd Floor

Toronto, ON M2M 4H5

Fax: 416-730-5082

Attention: Ashfaq Qadri and Blake Sumler

Email: ashfaq_qadri@otpp.com; blake_sumler@otpp.com

with copies (which shall not constitute notice) to:

Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 3rd Floor

Toronto, ON M2M 4H5

Fax: 416-730-3771

Attention: Legal Department

Email: law_investments@otpp.com

(c) unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 7.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:

The AZEK Company Inc.

1330 W Fulton Street, #350

Chicago, IL 60607

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Fax: 1-310-712-8800

Attention: Rita-Anne O’Neill

Email: oneillr@sullcrom.com

SECTION 7.02 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

SECTION 7.03 Amendment. This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by the Company and each Sponsor that owns more than 5% of the then outstanding shares of Common Stock. Notwithstanding the previous sentence, in the event any Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, no amendment, restatement, modification, supplement or waiver of this Agreement that uniquely and adversely affects such Sponsor shall be effective without the written consent of such Sponsor.

SECTION 7.04 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising under or by reason of this Agreement shall be assignable by any party to this Agreement except as otherwise expressly stated in this Agreement.

SECTION 7.05 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery, or, but only in the event the Delaware Chancery Court declines jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 7.01.

SECTION 7.06 Enforcement. The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 7.05 above without the need to post bond, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 7.07 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.08 Additional Securities Subject to Agreement. All shares of Common Stock of the Company that any Sponsor hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering), whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date of the this Agreement.

SECTION 7.09 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement. Each such counterpart shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

SECTION 7.11 Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party to this Agreement, for itself and its Related Persons, irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the actions of the parties to this Agreement or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement. The foregoing waiver shall apply regardless of whether any such claim or counterclaim is based on contract, tort or otherwise.

SECTION 7.12 Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including this Agreement). This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

SECTION 7.13 Further Assurances. The parties to this Agreement will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision of this Agreement. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Sponsor being deprived of the rights contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and each Sponsor have executed this Agreement as of the day and year first above written.

THE AZEK COMPANY INC.

By:
Name:
Title:

ARES CORPORATE OPPORTUNITIES FUND IV, L.P.

By: ACOF Operating Manager IV, L.P., its manager

By:
Name:
Title:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:
Name:
Title:

Signature Page to Stockholders Agreement